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                                                               Exhibit 10-1

                              MANAGEMENT AGREEMENT

     THIS MANAGEMENT AGREEMENT, dated as of May __, 1998, by and between CLARION COMMERCIAL HOLDINGS, INC., a Maryland corporation (the "Company"), and CLARION CAPITAL, LLC, a New York limited liability company (the "Manager").

                              W I T N E S S E T H:

     WHEREAS, the Company is engaged in the business of investing in commercial mortgage-backed securities, commercial mortgage loans, mezzanine investments and other real estate related investments and has elected to be taxed as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Company desires to retain the Manager to manage the investments and day-to-day operations of the Company and to perform administrative services for the Company in the manner and on the terms set forth herein.

     NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

     SECTION 1. DEFINITIONS. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Prospectus, dated May __, 1998 (the "Prospectus"), of the Company included in the Company's Registration Statement on Form S-11, as amended No. 333-47887, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. In addition, the following terms shall have the meanings assigned to them:

     "CLARION Agreement" means that certain agreement, dated as of May ___, 1998, between the Manager and CLARION.

     "Clarion Partners" means Clarion Partners, LLC, a New York limited liability company.

     "Closing Date" means the date of closing, dated as of May ____, 1998, of the Company's initial public offering of common stock.

     "Common Stock" means the Class A common stock, par value $.001 per share of the Company.

     "Governing Instruments" means the Company's articles of incorporation and bylaws, as each may be amended, supplemented and/or restated from time to time.

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     "Incentive Fee" shall have the meaning set forth under Section 6(a)(2)
   hereof.

     "Management Fee" shall have the meaning set forth under Section 6(a)(1) hereof.

     "Mortgage Assets" means (i) Mortgage Securities and (ii) Mortgage Loans.

     "Mortgage Loans" means mortgage loans secured by first or subordinate liens on single family residential, multi-family residential, commercial or other real property.

     "Mortgage REIT" means an entity the securities of which are publicly traded, organized and operated in compliance with the REIT Provisions of the Code, that invests primarily in Mortgage Assets and follows investment strategies substantially similar to those employed by the Company.

     "Mortgage Securities" means securities representing interests in, or obligations backed by, pools of Mortgage Loans.

     "Non-Competition Payment" means the fair market value of this Agreement (without giving effect to any termination and assuming it is renewed in accordance with its terms), determined by a nationally recognized accounting or investment banking firm experienced in the valuation of investment advisory agreements. Such valuation shall be conducted by a nationally recognized accounting or investment banking firm mutually agreed upon by the parties and the costs of such appraisal shall be borne equally by the parties. If the parties are unable to agree upon such firm within 30 days following delivery of the notice of termination, then each party shall, as soon as reasonably practicable, but in no event more than 45 days following delivery of the notice of termination, choose a nationally-recognized accounting or investment banking firm to conduct an appraisal and such firms shall mutually agree upon a third nationally-recognized accounting or investment banking firm. In such event, (i) the fair market value amount shall be deemed to be the average of the appraisals as conducted by each of the three firms; provided, however, that if the appraisal by any firm is more than 15% greater or lesser than such average, such firm's appraisal shall be disregarded and the fair market value amount shall be deemed to be the average of the remaining appraisal(s) and (ii) each party shall pay the costs of its chosen accounting or investment banking firm. Any appraisal conducted hereunder shall be performed no later than 45 days following selection of the accounting or investment banking firm. The Non-Competition Payment payable by the Company shall be paid within 30 days following receipt of the final appraisal obtained hereunder.

     "REIT Provisions of the Code" shall mean Sections 856 through 860 of the Code, or any successor provisions thereto, and the regulations thereunder.

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     "Return on Average Stockholders' Equity" means the result obtained by dividing the Company's Net Income for a period by its Average
   Stockholders' Equity for such period.

     "Ten-Year U.S. Treasury Rate" shall mean the arithmetic average of the weekly yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) as published weekly by the Federal Reserve Board in "Federal Reserve Statistical Release H.15(519)--Selected Interest Rates" or, if such rate is not published by the Federal Reserve Board, as published by any Federal Reserve Bank or agency or department of the federal government selected by the Company.

     "Termination Event" shall mean the occurrence of any of the following events:

          (1) the Manager violating any material provision of this Agreement, and, if after notice of such violation and such violation is curable, it shall not have cured such violation within 30 days; provided, however, that in the event the Manager has commenced curing such violation within such 30-day period and is diligently pursuing such cure, the Manager shall have up to an additional 60 days to cure such violation; or

          (2) the Manager ceasing to be registered as an investment adviser under the Advisers Act, if such registration is required as a matter of law; or

          (3) (i) the Manager generally not paying its obligations as such obligations become due, or admitting in writing its inability to pay its obligations generally, or making a general assignment for the benefit of creditors; or (ii) any proceeding being instituted by or against the Manager seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its obligations under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceedings remaining undismissed or unstayed for a period of sixty days; or (iii) any of the actions sought in any proceeding described in (ii) above (including an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) occurring or (iv) the Manager taking any action to authorize any of the actions set forth above in this subsection; or

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          (4)  an assignment (as defined in the Advisers Act) of this
       Agreement without the approval of the Company; or

          (5) the commission by the Manager of fraud, dishonesty, gross negligence or willful misconduct in connection with this Agreement.

       SECTION 2.  INVESTMENT MANAGEMENT DUTIES OF THE MANAGER.

     (a) Under the ultimate supervision of the Company's Board of Directors (the "Directors"), the Manager is authorized to invest the assets of the Company according to the strategies described in the Prospectus and the strategies and restrictions set forth from time to time by the Directors. In furtherance of such general grant of authority, the Manager shall have full discretion and authority, without obtaining the Company's prior approval, to manage the investment and reinvestment of the assets of the Company in such manner as the Manager considers appropriate, consistent with the Prospectus and written instructions of the Directors.

     (b) The Manager shall select brokers, dealers, banks and intermediaries to effect transactions for the Company, and may agree to such commissions, fees and other charges on behalf of the Company as the Manager shall deem reasonable under the circumstances taking into account all such factors it deems relevant. All brokerage commissions and related transaction costs for transactions on behalf of the Company will be borne by the Company. The Manager agrees to select brokers and dealers on the basis of obtaining the best overall terms available, which the Manager shall evaluate based on a variety of factors, including the ability to achieve prompt and reliable executions at favorable prices; the operational efficiency with which transactions are effected; the financial strength, integrity and stability of the broker, the quality, comprehensiveness and frequency of available research and related services considered to be of value; and the competitiveness of commissions and similar charges compared to other brokers satisfying the Manager's other selection criteria. Research and related services furnished by brokers to the Manager may be used for the benefit of clients other than the Company and may include: written information and analyses concerning specific securities, companies or sectors; market, financial and economic studies and forecasts, statistics, tax matters and pricing services; discussions with legal and research personnel; and news, technical and telecommunications services and equipment utilized in the investment management process. Subject to seeking the best execution, the Manager also may consider referrals of potential investors in the Company and research provided about the Company as factors in the selection of brokers. The Manager may cause the Company to pay a broker a commission in excess of that which another broker might have charged for effecting the same transaction in recognition of the value of the brokerage, research and related services provided by the broker.

     SECTION 3. GENERAL DUTIES OF THE MANAGER. Subject to the supervision of the Directors, the Manager shall provide services to the Company and will be

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responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including, among other things:

          (a) serving as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines by the Board of Directors;

          (b) representing the Company in connection with the purchase of, and commitment to purchase, assets, the sale of, and commitment to sell, assets, and the maintenance and administration of its portfolio of assets;

          (c) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by the Manager;

          (d) monitoring and providing to the Board of Directors on an ongoing basis price information and other data obtained from certain nationally recognized dealers that maintain markets in assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

          (e) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

          (f) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Company's debts and obligations, the submission of any required public filings by the Company and maintenance of appropriate computer systems to perform such administrative functions;

          (g) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

          (h) designating originators, servicers, property managers, developers, asset managers and other servicers with respect to the Real Estate Investments made by the Company and arranging for the monitoring and administering of such service providers;

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          (i)  counseling the Company in connection with policy decisions to be made by the Board of Directors;

          (j) engaging in hedging and financing activities on behalf of the Company, consistent with the Company's status as a REIT;

          (k) counseling the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder; and

          (l) monitoring and supervising CLARION'S performance under the CLARION Agreement.

     SECTION 4. ADDITIONAL ACTIVITIES OF MANAGER. Nothing herein shall prevent the Manager, any of its Affiliates or any of their employees from engaging in other businesses or from rendering services of any kind to any other person or entity, except that the Manager agrees, during the term of this Agreement, not to provide any of the services described in Section 3 to any Mortgage REIT, the stock of which is traded on any public securities exchange, other than the Company.

     SECTION 5. INVESTMENTS FOR THE ACCOUNTS OF OTHERS AND ALLOCATION OF OPPORTUNITIES. Subject to Section 10 hereof, the Company understands that the Manager, from time to time, will purchase and sell Real Estate Investments and other securities of the type in which the Company may invest for Affiliated Funds. The Company understands that when the Manager determines that it would be appropriate for the Company and one or more Affiliated Funds to participate in an investment opportunity, the Manager will seek to execute orders for the Company and for such Affiliated Funds on a fair and equitable basis. In such situations, the Manager may place orders for the Company and each Affiliated Fund simultaneously, and if all such orders are not filled at the same price, the Manager may cause the Company and each Affiliated Fund to pay or receive the average of the prices at which the orders were filled for the Company and all Affiliated Funds. If all such orders cannot be fully executed under prevailing market conditions, the Manager may allocate the securities traded among the Company and the Affiliated Funds in a manner which it considers fair and equitable, taking into account the size of the order placed for the Company and each such Affiliated Fund, as well as any other factors which it deems relevant.

     SECTION 6.  COMPENSATION AND EXPENSES.

     (a) For services rendered under this Agreement, the Company agrees to pay to the Manager the following:

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          (1)  a base management fee (the "Management Fee") payable monthly at an annual rate of 1.0% of Average Stockholders' Equity;

          (2) an incentive fee, payable quarterly (the "Incentive Fee"), equal to the product of (A) 25% of the dollar amount by which (1) Adjusted Net Income of the Company per share of common stock of the Company (based on the weighted average number of shares outstanding) exceeds (2) an amount equal to (a) the weighted average of the price per share of the Common Stock at the initial offering and the prices per share at any secondary offerings of common stock by the Company multiplied by (b) the Ten-Year U.S. Treasury Rate plus 2.5% per annum multiplied by (B) the weighted average number of shares of common stock of the Company outstanding, calculated as a quarterly average over the prior four quarters; and

          (3) in consideration of the Manager's agreement in Section 4, the Non-Competition Payment, if the Company terminates, or the Directors fail to approve a continuation of, this Agreement or the Company engages another person to manage a portion of its assets or manages its assets internally with personnel other than those previously employed by the Manager, and, at the time of such action, no Termination Event has occurred and is continuing.

     (b) The Company agrees to pay directly or reimburse the Manager for (i) all expenses incurred in connection with transactions effected or positions held on behalf of the Company pursuant to the Manager's exercise of its duties hereunder (including, without limitation, due diligence costs, custodial fees, clearing fees, brokerage commissions and related transaction costs, interest and commitment fees on loans and debit balances and withholding or transfer taxes); (ii) all fees actually expended by the Manager under the CLARION Agreement related to the performance of its duties hereunder; and (iii) out-of-pocket expenses paid or payable to third parties on behalf of the Company.

     (c) The Management Fee and Incentive Fee shall be paid in arrears. The Management Fee and expenses will be calculated by the Manager as promptly as practicable after month-end. The Manager's Incentive Fee will be calculated by the Manager within 45 days after the end of each quarter, commencing with the end of the fourth quarter of the Company's operating history. Such calculations shall be promptly delivered to the Company. The Company agrees to pay all such fees and expenses within 15 days of delivery of such calculation. In the absence of manifest error, the Manager's calculations of such amounts shall control.

     (d) No Management or Incentive Fee shall accrue or be payable in respect of any period before the Closing Date. Management Fees for any partial period shall be pro-rated according to the proportion which such partial period bears to the full period. The Incentive Fee

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for the first four quarters of the Company's operating history shall be paid at the end of the fourth such quarter.

     SECTION 7.  LIMITS OF MANAGER RESPONSIBILITY.

     (a) The Company agrees that the Manager shall not be liable to the Company, its Affiliates or their directors, officers or stockholders for any losses, damages, expenses or claims occasioned by any act or omission of the Manager, its directors, officers, stockholders, employees or agents in connection with the performance of its services hereunder, other than as a result of its own willful misconduct, gross negligence or reckless disregard of its duties hereunder, or as otherwise required by applicable law.

     (b) The Company agrees to indemnify the Manager, its stockholders, directors, officers, employees or agents against and hold them harmless from any and all liabilities, losses, damages, expenses or claims arising out of any claim asserted or threatened to be asserted by any third party in connection with the Manager's serving or having served as such pursuant to this Agreement; provided, however, that the Manager shall not be entitled to indemnification with respect to any liabilities or losses or damages, expenses or claims which were found by a court of competent jurisdiction (in a final judgment from which no appeal may be taken) to have been caused by its own gross negligence, willful misconduct or reckless disregard of its duties hereunder. The Company shall advance to the Manager the reasonable costs and expenses of investigating and/or defending any such claim, subject to receiving a written undertaking from the Manager to repay any such amounts advanced to it in the event and to the extent of such determination that the Manager was not entitled to indemnification hereunder. In the event that the Manager is or becomes a party to any action or proceeding in respect of which indemnification may be sought hereunder, the Manager shall promptly notify the Company thereof. Following such notice, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Manager. After notice from the Company to the Manager of an election so to assume the defense thereof, the Company will not be liable to the Manager hereunder for any legal or other expenses subsequently incurred by the Manager in connection with the defense thereof, other than reasonable costs of investigation, unless counsel for the Manager reasonably shall determine that there is a conflict of interest which requires separate representation of the parties. The Company shall not be liable hereunder for any settlement of any action or claim effected without its written consent, which consent shall not be unreasonably withheld, nor shall the Company enter into any settlement which shall impose any obligation on the Manager without its written consent.

     (c) At any time, the Manager may consult with counsel, accountants and tax advisers for the Company with respect to any matter arising in connection with the Manager's

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duties and obligations under this Agreement, and the Manager shall not be liable for any action taken or omitted by it in good faith in accordance with the advice of such persons.

     SECTION 8. TERM; TERMINATION. This Agreement shall commence on the Closing Date and shall continue for an initial term expiring on the third anniversary of the Closing Date. Thereafter, successive extensions, each for a period not to exceed one year, may be made by Agreement between the Manager and the Company. This Agreement is terminable by the Company, or upon a vote of the holders of a majority of the outstanding shares of Common Stock, without cause at any time upon 60 days' written notice to the Manager. This Agreement will also terminate automatically in the event of its assignment (as defined in the Advisers Act), unless the assignment is consented to by the non-assigning party.

     SECTION 9. ACTION UPON TERMINATION. From and after the date of termination of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, except pursuant to any separate written management termination agreement that may be negotiated by the parties, but shall be paid any compensation accruing through the date of termination, including the Non-Competition Payment. Upon such termination, the Manager shall forthwith:

     (a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or any subsidiary of the Company any money collected and held for the account of the Company or any subsidiary of the Company pursuant to this Agreement;

     (b) deliver to the Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Directors with respect to the Company or any subsidiary of the Company;

     (c) pay to the Company all sums set forth on the accounting referenced in (b) above; and

     (d) deliver to the Directors all property and documents of the Company or any subsidiary of the Company then in the custody of the Manager.

     SECTION 10. MANAGER'S EXERCISE OF RIGHT OF FIRST REFUSAL OPTION UNDER THE CLARION AGREEMENT. Notwithstanding anything to the contrary contained herein, the Manager agrees that in exercising its right of first refusal under the CLARION Agreement to acquire from CLARION all commercial debt investment opportunities identified by CLARION, it shall exercise such rights solely for the benefit of the Company, and not for the benefit of any Affiliated Fund, until such time as the Company owns assets having a

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market value in excess of the Purchasing Priority Amount.  From and after such time, the Manager agrees that it shall allocate all investments acquired from CLARION among the Company and the Affiliated Funds on a fair and equitable basis. In addition, the Manager will not permit the Affiliated Funds to sell securities or other assets to, or purchase securities or other assets from, the Company unless such sale or purchase is made at the fair market value of such security or asset and is approved by the Independent Directors.

     SECTION 11. NOTICES. Unless expressly provided otherwise herein, any notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested. The parties may deliver to each other notice by electronically transmitted facsimile copies provided that such notice is followed within twenty-four hours by any type of notice otherwise provided for in this Section. Any notice shall be duly addressed to the parties as follows:

           (a) If to the Company:

          Clarion Commercial Holdings, Inc.
          335 Madison Avenue
          New York, New York 10017
          Attention:  Daniel Heflin

          with a copy given in the manner prescribed above, to:

          Shearman & Sterling
          599 Lexington Avenue
          New York, New York 10002
          Attention:  Real Estate Notices
                         30144/00005 JLO

          (b)  If to the Manager

          Clarion Capital, LLC
          335 Madison Avenue
          New York, New York 10017
          Attention:  Daniel Heflin


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          with a copy given in the manner prescribed above, to:

          Shearman & Sterling
          599 Lexington Avenue
          New York, New York 10002
          Attention:  Real Estate Notices
                         30144/00005 JLO

     Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

     SECTION 12.  MISCELLANEOUS.

     (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as provided herein.

     (b) This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing approved by the Company (including a majority of the Independent Directors) and the Manager.

     (c) This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of law.

     (d) Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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     (e)  The titles of Sections contained in this Agreement are for convenience only and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

     (f) This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

     (g) The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

     (h) Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

     (i) The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              CLARION COMMERCIAL HOLDINGS, INC.

                              By:
                                 -------------------------------------------
                                 Daniel Heflin:
                                 Chief Executive Officer and President

                              CLARION CAPITAL, LLC

                              By:
                                 -------------------------------------------
                                 Daniel Heflin
                                 Chief Executive Officer and President

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